Exhibit 10.8

(English Translation)

Lease Agreement

Lessor (hereinafter referred to as Party A): Harbin Jinhua Keji Qiye Fuhuaqi Co., Ltd.

Lessee (hereinafter referred to as Party B): Harbin Shuaiyi Green & Specialty Food Trading LLC

Authorized Representative: Weihan, Zhang

Certificate of ID No.: 230103810502003

(Collectively, as “Parties”)

This Agreement (the “Agreement”) is made and entered into as of April 23, 2008 by and between Party A and Party B.

WHEREAS, Party B deems it to be in its best interest to accept such Agreement.

NOW, WHEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Party A shall lease to Party B the premise and affiliated equipment thereof, which is located at Room 739, No.41, Han Guang Road, Nan Gang District, Harbin, Heilongjiang Provice, P.R.C. aggregating 30 square meters.

2.

For a period of 24 months, beginning on May 10, 2008 to May 10, 2010, (the “Period”) Party B should pay to Party A the annual rental payment of RMB15,000 (RMB Fifteen Thousand) plus a RMB 2,000 (RMB Two Thousand) prepayment for living allowance which aggregates RMB 17,000 (RMB Seventeen Thousand).  This payment should be settled in a lump and thereafter Party B is permitted to move into the apartment.

3.

During the period, each Party should take its own responsibilities to pay these expenses levied upon by the government.

4.

At the expiration of the period, Party A is entitled to recover and recall any and all of the premise leased to Party B.  Party B shall return such premise to Party A on schedule.  Providing Party B requires a sublease, Party B shall conduct a negotiation with Party A 30 (Thirty) days prior to the expiration.  Party B has the priority on the extension as the Parties agree to conclude a new contract each other and the payment should refer to the market price.

5.

Party B may not change the structure or any circuit diagrams without the approval of Party A and Apartment Admin Center when doing decoration.  At the expiration of the period or the termination of the contract in advance, Party B shall return such premise to Party A as its original condition.  Furthermore, Party B has the obligation to cooperate with Party A on regular maintenance.

6.

Water

7.

Electricity

8.

Evolote

9.

Slogan Board

10.

In the event of Party B transfer or sublease this tenement without approval by Party A, it should be deemed to breach this Agreement, and Party A is entitled to retrieve the premise.  Party B further agreed that if Party determines to terminate the agreement in advance on its own willing, Party A is entitled to forfeit the rental payments for remaining months of the period.

11.

In the event that (i) the Government shall invalidate the lease upon the law, regulation, decree or rule, (iii) any damages or loss occurred by force majeure, neither of Parties shall be responsible for the liability of compensation.

12.

This Agreement is made in three (3) originals, Party A keeps two (2) and Party B keeps the other.  Such original shall be as valid and effectual as if signed and executed by the Parties.

IN WITNESS WHEREOF, the Parties hereof have executed their Agreement as of the date first above written.

Party A	Party B

Signature of Authorized Representative:	Signature of Authorized Representative:
Date:	Date: